Exhibit 10.7

TRANSITION SERVICES AGREEMENT

among

CENDANT CORPORATION,

CENDANT OPERATIONS, INC.

and

PHH CORPORATION

PHH VEHICLE MANAGEMENT SERVICES LLC (d/b/a PHH Arval)

CENDANT MORTGAGE CORPORATION

Dated as of January 31, 2005

Exhibits:

1	Human Resources
2	Financial Systems Management
3	Payroll
4	Accounts Payable
5	Information Technology Services Between PHH and Avis
6	Information Technology Services Between Cendant and PHH VMS
7	Information Technology Services Between Cendant, PHH Mortgage and CSSG
8	Cendant Telecommunications Services
9	Treasury Services
10	External Reporting Services
11	Corporate Accounting Services
12	Procurement Solutions
13	Public and Regulatory Affairs
iii

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of January 31, 2005 (the “Effective Date”), by and among Cendant Operations, Inc., a Delaware corporation (“Cendant Operations”), Cendant Corporation, a Delaware corporation (“Cendant”), PHH Corporation, a Maryland corporation (“PHH”), PHH Vehicle Management Services LLC (d/b/a PHH Arval), a Delaware limited liability company (“PHH Arval”), and Cendant Mortgage Corporation (to be renamed “PHH Mortgage Corporation”), a New Jersey corporation (“PMC,” and together with PHH and PHH Arval, the “PHH Entities”). Each of Cendant Operations, Cendant and the PHH Entities is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, Cendant, Cendant Operations and the PHH Entities have each determined that it is desirable to enter into this Agreement, which sets forth the terms of certain relationships and other agreements among Cendant, Cendant Operations and the PHH Entities as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

SERVICES

Section 1.1     Provision of Services. Upon the terms and subject to the conditions set forth in this Agreement, Cendant Operations agrees to provide to PHH, PHH Arval and PMC, and PHH, PHH Arval and PMC agree to provide to Cendant, those services described in the exhibits (collectively, the “Exhibits”) attached hereto, each on and pursuant to the terms set forth therein (together, with the Additional Services (as defined in Section 1.2), the “Services”).

Section 1.2     Additional Services. From time to time during the Term (as defined in Section 1.4), a Service Recipient may find it desirable to request, in addition to the Services described in the applicable Exhibits, additional services to be made available to such Service Recipient by the Service Provider (“Additional Services”). In the event that such Service Recipient makes a written request that the Service Provider provide Additional Services and the Service Provider agrees to provide such Additional Services, the relevant Parties shall negotiate in good faith and execute amendments to the relevant Exhibits for such Additional Services that shall set forth, among other things, (a) the time period during which the Additional Services shall be provided, (b) a description of the Additional Services, and (c) the estimated charge for the Additional Services. The Service Provider’s obligations with respect to providing any such Additional Services shall become effective only upon an amendment to the relevant Exhibits being duly executed and delivered by the Service Provider and the relevant Service Recipient. It is understood that the Service Provider has no obligation to provide

Additional Services and may reject any request by any Service Recipient for Additional Services for any reason or for no reason.

Section 1.3     Obligations as to Additional Services. The Service Provider agrees to enter into discussions with any Service Recipient to provide any Additional Services that (i) such Service Recipient is unable to obtain from a third party provider, (ii) are directly dependent upon or inextricably intertwined with the Services and (iii) were inadvertently and unintentionally omitted from the list of Services; provided, however, that the Service Provider shall not be obligated to provide such Additional Services if, following good-faith negotiation, the relevant Parties are unable to reach agreement on such terms.

Section 1.4     Term of Agreement and Services. The term of each Service identified in the Exhibits shall commence upon the Closing Date and, unless earlier terminated by the relevant Parties as provided herein, shall expire on the date as set forth for each Service in the relevant Exhibits (the “Term”).

Section 1.5     Subcontracting of Services. Each Service Recipient acknowledges that prior to the Effective Date, the Service Provider may have subcontracted with unaffiliated third parties to provide services in connection with all or any portion of the Services to be provided hereunder. The Service Provider reserves the right at any time to subcontract with either an affiliate or unaffiliated third parties to provide the Services or to enter into new subcontract relationships for any Service provided that the level of service remains consistent with the level of service previously provided to the Service Recipient.

Section 1.6     Standard of Service. The Service Provider agrees that in providing (or causing others to provide) the Services under this Agreement, it shall (and shall cause each affiliate or advisor and, to the extent practicable, any or other third-party service provider to): (i) conduct itself in accordance with (A) standards of quality consistent with the standards applied by the Service Provider as of the Effective Date with respect to the specific matters in question, and (B) standards of quality consistent with those applied by the Service Provider hereafter (or in the event of provision of Services by an unaffiliated third party, at the time of entry into such subcontract) with respect to the specific matters in question in its own business; (ii) comply in all material respects with all laws, regulations and orders applicable to the conduct of the activities contemplated hereby; and (iii) comply in all material respects with any applicable standards, procedures, policies, operating guidelines, practices and instructions set forth in the Exhibits, describing the relevant Services. Notwithstanding the foregoing, it shall not be deemed to be a breach of this Agreement if the Service Provider fails to meet the standards required under this Section 1.6 because of the failure of a Service Recipient to cooperate with or provide information or services to the Service Provider as required under this Agreement.

(a)     In addition to the provisions of Section 1.6, if a Service Recipient desires a higher quality of the Services than the Service Provider is otherwise obligated to provide pursuant to Section 1.6 or any of the other provisions of this

Agreement, including the Exhibits, such Service Recipient will be entitled to receive such higher level of quality after giving no less than 30 days’ prior written notice to the Service Provider if (i) such Service Recipient agrees to pay for all additional Actual Costs associated with such increased level and (ii) in the sole judgment of the Service Provider, such increased level does not impose an additional burden on the Service Provider.

(b)     The Service Provider shall promptly notify the relevant Service Recipient of any event or circumstance of which the Service Provider or any of its representatives has knowledge that would or would be reasonably likely to cause a disruption in the Services.

Section 1.7     Right to Decline Services. Notwithstanding anything contained herein or in the Exhibits, the Service Provider may decline to provide all or any part of any particular Services, if the Service Provider reasonably believes that the performance of its obligations relating thereto would violate any applicable law, regulation, judicial or administrative ruling or decision, any property right or agreement or any announcement, policy or standard applicable to its business, but only (a) to the extent reasonably necessary for the Service Provider to ensure compliance therewith, (b) after the Service Provider has applied commercially reasonable efforts to reduce the amount and/or effect of any such restrictions and (c) after the Service Provider has delivered written notice to each relevant Service Recipient specifying in reasonable detail the nature of the applicable restrictions and of any proposed resulting modification in the Service Provider’s obligations.

Section 1.8     Compensation and Other Payments. Each Service Recipient agrees to pay the Service Provider, in accordance with Section 1.9, an amount equal to the sum of the following items (collectively, the “Service Recipient Payables”):

(a)     An amount in cash equal to the amounts set forth in the relevant Exhibits;

(b)     If applicable, the Actual Cost of any Additional Services provided by the Service Provider pursuant to Section 1.2; and

(c)     If applicable, incremental increases in the Actual Cost of Services for increased levels of Services provided by the Service Provider pursuant to Section 1.6(a).

Section 1.9 Billing and Payment Terms.

(a)     Each Service Recipient agrees to pay the Service Provider in accordance with, and subject to, the billing and payment terms set forth in the Exhibits for each of the Services. Amounts not paid in accordance with this Section 1.9(a) within the period due as set forth in the Exhibits shall accumulate interest at the rate of 10 percent per annum or the maximum lawful rate, whichever is less (such rate being referred to herein as the “Interest Rate”); provided, however, that no Cendant Entity, in its capacity as a Service Recipient, shall have any obligation whatsoever to pay to any PHH Entity, in its capacity as Service Provider, any such interest. Upon the termination of the

Services, the Service Provider will invoice the Service Recipient for Services incurred or other applicable charges since the last invoice in accordance with the terms and conditions set forth herein and in the relevant Exhibits.

(b)     In the event a Service Recipient does not pay any sum, or any part thereof, in accordance with this Section 1.9, the Service Provider shall, effective 30 days following the delivery of written notice to such Service Recipient of such payment default, have no further obligation pursuant to this Agreement to provide Services to such Service Recipient until such unpaid balance plus all accrued interest at the applicable Interest Rate shall have been paid; provided that the Service Provider shall not be relieved of any of its obligations to provide Services pursuant to this Agreement if, following the delivery of such written notice but prior to 30 days following such delivery, such Service Recipient delivers written notice to the Service Provider setting forth in detail the reasons that such charges are not due and payable. If the Service Provider determines in good faith that such amounts are still due and payable and such Service Recipient has not paid such amounts within five (5) Business Days of such notice, the Service Provider may suspend all Services under this Agreement and the disputed invoices shall be referred to resolution under Section 10.7 hereunder.

(c)     Each Service Recipient shall promptly notify the Service Provider in writing of any amounts billed to it that are in dispute. Upon receipt of such notice, the Service Provider will research the items in question in a reasonably prompt manner and cooperate to resolve any differences with such Service Recipient. In the event that the relevant Parties mutually agree that any amount that was paid by such Service Recipient was not properly owed, the Service Provider will refund that amount to such Service Recipient within 20 days of the delivery of such notice (or, alternatively, the Service Provider may deduct the dollar amount from the next invoice submitted to such Service Recipient). In the event agreement is not reached by the relevant Parties within 30 days of delivery of the notice referred to above, the matter shall be referred to resolution in accordance with Section 10.7.

Section 1.10     Interruption of Services. Except as otherwise provided herein, the Service Provider will use its commercially reasonable efforts to provide uninterrupted Services through the Term. In the event, however, that the Service Provider or its respective suppliers or subcontractors are wholly or partially prevented from providing a Service or Services to a Service Recipient or if a Service or Services are interrupted or suspended, in either case by reason of any force majeure event set forth in Section 10.1, or the Service Provider shall deem it reasonably necessary to suspend delivery of a Service hereunder for purposes of maintenance, repair or replacement of equipment parts or structures, the Service Provider shall not be obligated to deliver such Service during such periods provided that the Service Provider: (a) has given, whenever possible, reasonable written notice of the interruption in accordance with Section 10.6 within a reasonable period of time, explaining the reason, purpose and likely duration thereof; and (b) use commercially reasonable efforts to minimize the duration and impact of the interruption. If such interruption of Services has a significant negative impact on a Service Recipient’s business and the Service Provider cannot readily reinstate the Service involved, the Service Provider will use its commercially reasonable efforts to assist any such Service Recipient in securing alternative services to minimize such negative impact on such Service Recipient.

Section 1.11     Supervision and Compensation. The Service Provider shall select, employ, pay, supervise, direct and discharge all the personnel providing Services hereunder. Subject to Section 1.7, the Service Provider shall be solely responsible for the payment of all benefits and any other direct and indirect compensation for Service Provider personnel assigned to perform services under this Agreement, as well as such personnel’s worker’s compensation insurance, employment taxes, and other employer liabilities relating to such personnel as required by law. The Service Provider shall be an independent contractor in connection with the performance of Services hereunder and the employees performing Services in connection herewith shall not be deemed to be employees of any Service Recipient.

Section 1.12     Staffing of Personnel. The Service Provider shall be solely responsible for assigning personnel to perform the Services, which personnel will be instructed by the Service Provider to perform the Services in a timely, efficient and workmanlike manner.

Section 1.13     Limitation of Damages. Notwithstanding anything to the contrary contained in this Agreement, the Service Provider shall not be liable for any claim in respect of Services relating to the external reporting of any Service Recipient or any of its Subsidiaries (including those Services provided by the Service Provider to the Service Recipient(s) set forth in the relevant Exhibits), except to the extent that such claim arises from the willful misconduct or gross negligence of the Service Provider. Furthermore, Service Recipient agrees and acknowledges, that notwithstanding any assistance from Service Provider in connection with the preparation of any of Service Recipient’s financial statements, Service Recipient shall have sole responsibility and control of the preparation and content of any of its financial statements.

ARTICLE II

MUTUAL OBLIGATIONS; COVENANTS

Section 2.1     Legal Actions.

(a)     Within five Business Days of any Party becoming a party to, or threatened with, or otherwise receiving notice of, any legal or regulatory proceeding or investigation (including inquiries or complaints from any federal agency, state attorney general’s office, from a legislator on behalf of a constituent or from any Better Business Bureau or similar organization) (in each case, a “Proceeding”) arising out of or in connection with the Services provided hereunder, it is agreed that such Party will promptly provide written notification of such event to the other relevant Party and, to the extent reasonably requested or appropriate, the other relevant Party will cooperate with such Party to defend, settle, compromise or otherwise resolve such Proceeding; provided that any costs incurred by the other relevant Party related to its cooperation shall be borne by the Party against whom the Proceeding has been brought if it is determined that such Party has been negligent or engaged in willful misconduct.

(b)     No Party shall have the authority to institute, prosecute or maintain any Proceeding on behalf of any other Party without the prior written consent of the other Party.

(c)     This Section 2.1 shall not apply to the extent provided otherwise by the provisions of ARTICLE VII.

Section 2.2     Providing Periodic Reports. The Service Provider will provide, upon reasonable written notice, such periodic reports with respect to the Services it provides hereunder as is reasonably requested by a Service Recipient, including such reports as are specified in the relevant Exhibits.

Section 2.3     Means of Providing Services. With respect to any particular Service to be provided hereunder, the Service Provider shall, unless otherwise specified in the Exhibits, determine the means and resources used to provide such Service in accordance with its prudent business judgment.

Section 2.4     Further Assurances. Each of Cendant, Cendant Operations and the PHH Entities shall execute and deliver such further documents and shall take such other actions as each of them may reasonably request of the other as may be necessary to effect or enable the provision of the Services contemplated hereunder.

ARTICLE III

TAX MATTERS

Section 3.1     Service Taxes. Each Service Recipient shall pay or cause to be paid all sales, service, valued added, use, excise, occupation, and other similar taxes and duties (together in each case with all interest, penalties, fines and additions thereto) that are assessed against the Parties on the provision of Services as a whole, or any particular Service (including with respect to amounts paid by the Service Provider to third parties), including Additional Services, received by any Service Recipient or any of its Subsidiaries from the Service Provider or any of its Affiliates pursuant to the terms of this Agreement (collectively, “Service Taxes”). If required under applicable law (or, in the case of Service Taxes relating to amounts paid by the Service Provider to third parties), the Service Provider shall invoice the relevant Service Recipient for the full amount of all Service Taxes, and such Service Recipient shall pay, in addition to the other amounts required to be paid pursuant to the terms of this Agreement, such Service Taxes to the Service Provider.

Section 3.2     Limitation of Damages. Notwithstanding anything to the contrary contained in this Agreement, the Service Provider shall not be liable for any claim in respect of Services relating to Taxes or Tax Returns of any Service Recipient or any of its Subsidiaries (including those Services provided by the Service Provider to the

Service Recipient(s) set forth in the relevant Exhibits), except to the extent that such claim arises from the willful misconduct or gross negligence of the Service Provider.

ARTICLE IV

ACCESS TO INFORMATION AND PERSONNEL

Section 4.1     Access to Information. Subject to the confidentiality provisions set forth in ARTICLE V below and any other restrictions contained in this Agreement, Cendant and the PHH Entities shall, and shall cause their respective Affiliates to, provide, upon written request, any information within such Party’s, or their respective Affiliates’, possession that the requesting Party reasonably needs in connection with Services being provided by or to such requesting Party (i) to comply with requirements imposed on the requesting Party by a governmental authority; (ii) for use by such requesting Party in any proceeding or to satisfy audit, accounting, tax or similar requirements; or (iii) to comply with such requesting Party’s obligations under this Agreement.

Section 4.2     Litigation Cooperation. The Parties agree to the extent reasonably necessary to cooperate and consult in the defense and settlement of any threatened or filed third-party action, claim or dispute which jointly involves Cendant or the PHH Entities or any of their Affiliates and which relates primarily to the Services provided by or to the Parties (“Third Party Action”). In addition, the Parties hereto will use their reasonable best efforts to provide assistance to any other Party with respect to any Third Party Action, and to make available to the other Party directors, officers, other employees and agents of such assisting Party as witnesses in legal, administrative or other proceedings. The Party providing information, consulting or witness services under this Section 4.2 shall be entitled to reimbursement from the other Party for reasonable and documented expenses. This Section 4.2 shall not apply to the extent provided otherwise by the provisions of ARTICLE VII.

Section 4.3     Attorney Client Privilege. Neither Cendant nor its Affiliates nor the PHH Entities and their Affiliates will be required to provide any information pursuant to this Agreement if the provision of such information would serve as a waiver of any Privilege afforded such information.

ARTICLE V

CONFIDENTIALITY

Section 5.1     Confidential Information. This Agreement shall be subject to the confidentiality provisions of Section 1.5 of the Separation Agreement entered into by and between Cendant and PHH, dated January 31, 2005 (the “Separation Agreement”), and Cendant and PHH acknowledge and agree that they shall, and shall cause each of their respective Affiliates, to comply with such provision. The obligations of the Parties pursuant to this Section 5.1 shall survive any termination of this Agreement or the Separation Agreement.

ARTICLE VI

DISCLAIMER AND LIMITATION OF LIABILITY

Section 6.1     Disclaimer of Warranties. EACH SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED BY IT WITH RESPECT TO THE RELEVANT EXHIBITS UNDER THIS AGREEMENT.

Section 6.2     Limitation of Consequential Damages. NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR REVENUE) RESULTING OR ARISING FROM THE SERVICES, ANY PERFORMANCE OR NONPERFORMANCE OF THE SERVICES OR TERMINATION OF THE SERVICES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES RELATE TO A CLAIM FOR INDEMNIFICATION PURSUANT TO ARTICLE VII OF THIS AGREEMENT OR A BREACH OF ANY OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT OR THE SEPARATION AGREEMENT.

ARTICLE VII

INDEMNIFICATION

Section 7.1     General Cross Indemnification.

(a)     Cendant agrees to indemnify and hold harmless the PHH Entities and each of the officers, directors, employees and agents of the PHH Entities against any and all costs and expenses arising out of third party claims (including, without limitation, attorneys’ fees, interest, penalties and costs of investigation or preparation for defense), judgments, fines, losses, claims, damages, liabilities, demands, assessments and amounts paid in settlement (collectively, “Losses”), in each case, based on, arising out of, resulting from or in connection with any claim, action, cause of action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other (collectively, “Actions”), based on, arising out of, pertaining to or in connection with any breach by Cendant or its Affiliates of this Agreement; provided, however, that Cendant shall have no obligation under this Section 7.1(a) with respect to (x) any Action arising solely in regards to the Services being provided under Exhibit 10 or (y) any segment of an Action relating to the Services being provided under Exhibit 10, except to the extent that any such claim arises from the willful misconduct or gross negligence of the Service Provider.

(b)     Each of the PHH Entities agrees to individually, and not jointly and severally, indemnify and hold harmless Cendant and its Affiliates and their officers, directors, employees and agents against any and all Losses, in each case, based on, arising out of, resulting from or in connection with any Actions, based on, arising out of, pertaining to or in connection with any breach by any PHH Entity or their respective Affiliates of this Agreement.

Section 7.2     Procedure. If any Action shall be brought against any person entitled to indemnification pursuant to this ARTICLE VII (the “Indemnitees”) in respect of which indemnity may be sought against any Indemnifying Party, such Indemnitee shall promptly notify the relevant Indemnifying Party, and such Indemnifying Party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. Such Indemnitee shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the relevant Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) such Indemnifying Party has failed to assume the defense and employ counsel, or (iii) the named parties to an Action (including any impleaded parties) include both an Indemnitee and such Indemnifying Party and such Indemnitee shall have been advised by its counsel that representation of such indemnified party and such Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case such Indemnifying Party shall not have the right to assume the defense of such Action on behalf of such Indemnitee). It is understood, however, that the relevant Indemnifying Party shall, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified persons not having actual or potential differing interests among themselves, and that all such fees and expenses shall be reimbursed as they are incurred. Such Indemnifying Party shall not be liable for any settlement of any such Action effected without its written consent, but if settled with such written consent, or if there be a final judgment for the plaintiff in any such Action, such Indemnifying Party agrees to indemnify and hold harmless each Indemnitee, to the extent provided in this ARTICLE VII, from and against any Losses by reason of such settlement or judgment.

Section 7.3     Other Matters.

(a)     No Indemnifying Party shall, without the prior written consent of an Indemnitee, effect any settlement of any pending or threatened Action in respect of which any Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such Action.

(b)     Any Losses for which an Indemnitee is entitled to indemnification or contribution under this ARTICLE VII shall be paid by the Indemnifying Party to the Indemnitee as such Losses are incurred. The indemnity and contribution agreements contained in this ARTICLE VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, Indemnifying Party, their directors, officers, employees or agents and (ii) any termination of this Agreement.

(c)     The Parties shall, and shall cause their respective Subsidiaries to, cooperate with each other in a reasonable manner with respect to access to unprivileged information and similar matters in connection with any Action. The provisions of this ARTICLE VII are for the benefit of, and are intended to create third party beneficiary rights in favor of, each of the Indemnitees referred to herein.

ARTICLE VIII

OTHER PROVISIONS

Section 8.1     Records. The Service Provider agrees to maintain accurate records arising from or related to any Services provided under the relevant Exhibits hereunder, including accounting records and documentation produced in connection with the rendering of any Services. Each Service Provider’s accounting records shall be reasonably sufficient to permit the computation and verification of all payments due hereunder.

Section 8.2     Inspection Rights. During the Term and for 60 days thereafter, the Service Provider shall, upon 20 days’ prior written notice from the relevant Service Recipient, permit such Service Recipient or its authorized representatives to inspect and audit the Service Provider’s records relating to the Services during regular business hours; provided that the Service Recipient shall comply with the Service Provider’s reasonable security and safety procedures as such procedures are communicated to the Service Recipient and that any expenses (including relating to copying) in connection the inspection or audit shall be the sole obligation of the Service Recipients.

ARTICLE IX

TERMINATION

Section 9.1     Termination.

(a)     Any Service provided hereunder may be terminated (x) by mutual written agreement of the Parties, (y) as set forth in the Exhibits or (z) by any of the Parties upon written notice to the other Parties if:

(i)     the other Party fails to adequately perform in any material respect any of its obligations under this Agreement or otherwise breaches a material obligation under this

Agreement (the “Defaulting Party”) and such failure to perform or breach of an obligation is not cured within 30 days of the date on which written notice is received by the Defaulting Party setting forth in reasonable detail the manner in which the Defaulting Party failed to perform its obligations hereunder; or

(ii)     the other Party makes a general assignment for the benefit of creditors, becomes insolvent, a receiver is appointed, or a court approves reorganization or arrangement proceedings.

(b)     Any Service or Services provided hereunder may be terminated by the Service Provider upon written notice to the Service Recipient of such Service or Services if performance of any such Service or Services has been rendered impossible or impracticable by reason of the occurrence of any of the events described in Section 10.1.

Section 9.2     Termination Notices. Any termination notice delivered by any of the Parties shall specify the effective date of termination and, where applicable, in detail the Service or Services to be terminated.

Section 9.3     Consequences of Termination. In the event any Service is terminated for any reason (other than the expiration of the Term):

(a)     Upon request, each Party shall return to the other Parties all tangible personal property, books and records owned by the other Party and relating to the Services in their possession (including all Confidential Information (as defined in the Separation Agreement)) as of the termination date; and

(b)     Other than in the event of a termination that is the result of the expiration of the Term, as set forth in the relevant Exhibits or pursuant to Section 9.1(b), each Service Recipient will be responsible to the Service Provider for reasonable and proper termination charges that will include all reasonable cancellation costs incurred by the Service Provider or costs for materials acquired in connection with the provision of the Services; provided, however, that the Service Provider agrees to use commercially reasonable efforts to minimize the cost associated with such cancellation or materials. Invoices for such charges shall be prepared in reasonable detail by the Service Provider and payment shall be due 30 days from the date of such invoice.

Section 9.4     Survival. Expiration or termination of all or a portion of the Services for any reason shall not terminate the other obligations of the Parties hereunder, which shall survive any such termination. Subject to the foregoing, expiration or termination of the Services for any reason shall not terminate any Parties’ obligations and rights arising out of any willful misconduct or gross negligence of the other Party occurring prior to such termination or expiration, including the obligation to pay any money owed hereunder up to or as a result of the termination of such Services.

ARTICLE X

MISCELLANEOUS

Section 10.1     Force Majeure. None of the Parties shall be responsible for the delay in the performance of any obligation hereunder due to labor disturbances, accidents, fires, storms, floods, earthquake, explosion, wars, acts of terrorism, riots, rebellions, insurrections, blockages, strike or labor disruption, acts of governments, governmental requirements and regulations, restrictions imposed by law or any other similar conditions, beyond the reasonable control and without the fault or negligence of such Party, and the time for performance by such Party shall be extended by the period of such delay. Notwithstanding the foregoing, in no event shall any of the Service Recipients be relieved of their payment obligations to any Service Provider for Services delivered.

Section 10.2     Assignment. Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any Party hereto under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, that Cendant may assign any of the foregoing to one or more of its Subsidiaries of affiliates. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Other than the Indemnitees under ARTICLE VII, nothing in this Agreement shall be construed to grant any person or entity not a Party any rights or powers whatsoever, and no person or entity shall be a third party beneficiary of this Agreement. Nothing in this Section 10.2 affects the ability of any of the Parties to terminate any of the Services in accordance with the provisions of this Agreement.

Section 10.3     Relationship of the Parties. None of the Parties is an agent of the other and has any authority to bind the other Party, transact any business in the other Party’s name or on its behalf, or make any promises or representations on behalf of the other Party unless provided for in the Exhibits or agreed to in writing. Each Party will perform all of its respective obligations under this Agreement as an independent contractor, and no joint venture, partnership or other relationship shall be created or implied by this Agreement.

Section 10.4     Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect (to the fullest extent provided by law) to any choice or conflict of law provision or rule thereof which might result in the application of the laws of any other jurisdiction. Subject to Section 10.7, each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 10.6 (or to such other address for notice that such Party has given the other Party written notice of in accordance with Section 10.6) shall be effective service of process for any litigation brought against it in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

Section 10.5     Entire Agreement. This Agreement and the Exhibits referred to in this Agreement, as such Exhibits may be amended from time to time in accordance with Section 10.13, are incorporated and made a part of this Agreement by reference, constitute the entire agreement between Cendant, Cendant Operations and the PHH Entities relating to the Services and obligations to be provided by the Parties, and there are no further agreements or understandings, written or oral, between the Parties with respect thereto.

Section 10.6     Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (that is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Cendant or Cendant Operations:

Cendant Corporation
9 West 57th Street
New York, New York 10021
Facsimile: (212) 413-1922
Attention:	Eric J. Bock,
Executive Vice President-Law
and Corporate Secretary

If to any of the PHH Entities:

PHH Corporation, PHH Vehicle Management Services LLC (d/b/a PHH Arval) or
PHH Mortgage Corporation, as appropriate
3000 Leadenhall Road
Mail Stop ACC
Mt. Laurel, NJ 08054
Facsimile: (856) 917-0950
Attention:	William F. Brown,
Senior Vice President
and General Counsel

Copies of all notices hereunder shall be delivered to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (212) 735-2000
Attention: Fred B. White III, Esq.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York City time, and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.7     Negotiation and Mediation.

Any disputes among the Parties hereto arising under this Agreement shall be resolved pursuant to the dispute resolution procedures contained in Section 1.9 of the Separation Agreement as if such provision applied to the Parties hereto. The obligations of the Parties pursuant to this Section 10.7 shall survive any termination of this Agreement or the Separation Agreement.

Section 10.8     Conflicting Provisions. In the event any provision of the Exhibits conflicts with the provisions of this Agreement, the provisions of this Agreement shall be controlling unless and to the extent such Exhibit specifically provides to the contrary.

Section 10.9     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to a Party. Upon such determination that any term or other provisions are invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.10     Interpretation.

(a)     When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b)     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.11     Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by all Parties and delivered to the other Party.

Section 10.12     Further Cooperation. Each Party agrees to cooperate with the other, at any other Party’s request, to execute any and all documents or instruments, or to obtain any consents, in order to assign, transfer, perfect, record, maintain, enforce or otherwise carry out the intent of the terms of this Agreement.

Section 10.13     Amendment and Waiver. This Agreement (including the Exhibits) may not be amended or modified except by a writing signed by an authorized signatory of each Party. No waiver by any Party or any breach or default hereunder shall be deemed to be a waiver of any preceding or subsequent breach or default.

Section 10.14     Duly Authorized Signatories. Each Party represents and warrants that its signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary corporate or other appropriate action to execute this Agreement.

Section 10.15     Waiver of Trial By Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 10.16     Descriptive Headings. The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

Section 10.17     No Third Party Beneficiaries. Other than the Indemnitees under ARTICLE VII, nothing in this Agreement shall convey any rights upon any person or entity, which is not a party or a permitted assignee of a party to this Agreement.

Section 10.18     Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors in interest, except as expressly otherwise provided herein.

Section 10.19     Certain Definitions. For purposes of this Agreement:

(a)     “Actual Cost” means the actual cost incurred by the relevant division or business unit of the Service Provider providing the Services to the Service Recipient under the relevant Exhibits to this Agreement, which shall equal the sum (without duplication) of (x) all actual out-of-pocket costs, including any sales, use, excise, service, occupation, privilege, value-added or other similar taxes (together in each case with all interest, penalties, fines and additions thereto) in connection with the Services, paid by the Service Provider to third parties in connection with providing such Services; (y) all direct or indirect costs incurred by the Service Provider in connection with providing such Services; and (z) a reasonable allocation of all general overhead and other similar expenses attributable to the provision of the Services allocated in accordance with the Service Provider’s then-existing methods for assessing and allocating similar such expenses among its Affiliates.

(b)     “Actions” has the meaning set forth in Section 7.1(a).

(c)     “Additional Services” has the meaning set forth in Section 1.2.

(d)     “Affiliate” or “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(e)     “Agreement” has the meaning set forth in the preamble to this Agreement.

(f)     “Business Day” or “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

(g)     “Cendant” has the meaning set forth in the preamble.

(h)     “Cendant Operations” has the meaning set forth in the preamble.

(i)     “Code” means the Internal Revenue Code of 1986, as amended.

(j)     “Confidential Information” has the meaning set forth in the Separation Agreement.

(k)     “Defaulting Party” has the meaning set forth in Section 9.1(a).

(l)     “Effective Date” has the meaning set forth in the preamble.

(m)     “Exhibits” has the meaning set forth in Section 1.1.

(n)     “Indemnifying Party” means a Party having the indemnification obligations set forth in Section 7.1.

(o)     “Indemnitees” has the meaning set forth in Section 7.2.

(p)     “Interest Rate” has the meaning set forth in Section 1.9(a).

(q)     “Losses” has the meaning set forth in Section 7.1(a).

(r)     “Party” or “Parties” has the meaning set forth in the preamble.

(s)     “PHH Entities” has the meaning set forth in the preamble.

(t)     “Privilege” means any privilege, including privileges arising under or related to the attorney-client or attorney work product privileges.

(u)     “Proceeding” has the meaning set forth in Section 2.1(a).

(v)     “Securities Act” means the Securities Act of 1933.

(w)     “Separation Agreement” has the meaning set forth in Section 5.1.

(x)     “Service Provider” means a Party providing the Services, as set forth in the relevant Exhibits.

(y)     “Service Recipient” means a Party receiving the Services, as set forth in the relevant Exhibits.

(z)     “Service Recipient Payables” has the meaning set forth in Section 1.8.

(aa)     “Service Taxes” has the meaning set forth in Section 3.1.

(bb)     “Services” has the meaning set forth in Section 1.1.

(cc)     “Subsidiary” or “subsidiary” of shall include all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which Cendant or any PHH Entity, as applicable, owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which Cendant or any PHH Entity, as applicable, otherwise directly or indirectly controls or directs the policies or operations and (c) which would be considered subsidiaries of Cendant or any PHH Entity, as applicable, within the meaning of Regulation S-K or Regulation S-X of the General Rules and Regulations under the Securities Act.

(dd)     “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any governmental entity.

(ee)     “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

(ff)     “Third Party Action” has the meaning set forth in Section 4.2.

(gg)     “Term” has the meaning set forth in Section 1.4.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf on the day and year first above written.

PHH CORPORATION

By:	/s/ Terence W. Edwards

	Name:	Terence W. Edwards
	Title:	President and Chief Executive Officer

PHH VEHICLE MANAGEMENT SERVICES LLC (d/b/a PHH Arval)

By:	/s/ Terence W. Edwards

	Name:	Terence W. Edwards
	Title:	President and Chief Executive Officer

CENDANT MORTGAGE CORPORATION

By:	/s/ Terence W. Edwards

	Name:	Terence W. Edwards
	Title:	President and Chief Executive Officer

CENDANT OPERATIONS, INC.

By:	/s/ Eric J. Bock

	Name:	Eric J. Bock
	Title:	Executive Vice President, Law and Corporate Secretary

CENDANT CORPORATION

By:	/s/ Eric J. Bock

	Name:	Eric J. Bock
	Title:	Executive Vice President, Law and Corporate Secretary